Exhibit 19

Insider Trading and Tipping Policy

In order to comply with federal and state securities laws governing (a) trading in Investors Title Company (the "Company") securities while in possession of material nonpublic information concerning the Company, and (b) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper insider trading or tipping, the Company has adopted this policy which is applicable to all officers, directors and employees of the Company and entities that are directly or indirectly under its control (the "Subsidiaries"), and certain members of their families and other entities, that have access to the Company's material nonpublic information. This policy is not intended to subject individuals, the Company or the Subsidiaries to any new liabilities to which they would not otherwise be subject. Rather, it is intended to inform those parties of their legal responsibilities.
1.Scope of the Policy.
1.1Persons Covered. This policy applies to all Company "Insiders". Insiders are all officers, directors and employees of the Company and the Subsidiaries. This policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this policy, as described below.
1.2Transactions Covered. This policy applies to all transactions in the Company's securities, including its common stock and any other type of securities that the Company may issue (e.g., preferred stock, convertible debentures and warrants), as well as derivative securities whether or not issued by the Company, including exchange-traded put or call options or swaps relating to the Company’s securities, as well as securities of other companies under the circumstances described below. This policy shall not apply to the issuance or exercise for cash, pursuant to a Company stock option plan, of options to purchase Company securities, but it shall apply to cashless exercises of options, or any other sale of the Company’s securities, for the purpose of generating cash to pay the exercise price of an option. In some cases, this policy may apply to gifts of Company securities. As such, you should consult with the Compliance Officer before making a gift of Company securities outside of an appropriate trading window or while in possession of material nonpublic information.
1.3Transactions by Family Members and Controlled Entities. This policy applies to an Insider’s family members who reside with the Insider (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in an Insider’s household, and any family members who do not live in an Insider’s household but whose transactions in Company securities are directed or subject to an Insider’s influence or control, such as parents or children who consult with an Insider before they trade in Company securities (collectively, “Family Members”). Each Insider is responsible for the transactions of the Insider’s Family Members and therefore should make them aware of the need to confer with the Insider before they trade in Company securities, and all transactions by such Family Members should be treated for purposes of this policy and applicable securities laws as if the transactions were for the Insider’s own account. This policy also applies to any entities that an Insider influences or controls, including any corporations, partnerships or trusts (collectively, “Controlled Entities”), and transactions by these Controlled Entities should be treated for purposes of this policy and applicable securities laws as if they were transactions for the Insider’s own account. Notwithstanding anything to the contrary in this Policy, this Policy does not apply to transactions in Company securities by the Company.
1.4Delivery of Policy. The policy will be delivered to all officers, directors and employees upon its adoption or revision by the Company, and to all new officers, directors and employees at the start of their employment or relationship with the Company or any of the Subsidiaries. Upon first receiving a copy of the policy or any revised versions, each Insider must sign an acknowledgment that he or she has received the policy and agrees to comply with the policy's terms.
2.Section 16 Individuals and Designated Individuals.
Those directors and officers listed on Exhibit A (the "Section 16 Individuals") are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the underlying rules and regulations issued by the SEC. Section 16 Individuals must obtain prior approval of all trades in Company securities from the Insider Trading Compliance Committee in accordance with the procedures in Section 7. The Company will revise Exhibit A from time to time to reflect the addition or departure of Section 16 Individuals.
Other Insiders who are designated and notified by the Insider Trading Compliance Committee (the “Designated Individuals”), shall also be required to obtain approval of all trades in Company securities from the Insider Trading Compliance Committee in accordance with the procedures in Section 7. Designated Individuals shall consist of designated Insiders who routinely receive material nonpublic information concerning the Company (e.g., accounting and finance staff).
3.Insider Trading Compliance Officer and Insider Trading Compliance Committee.
The Company has designated its Chief Financial Officer as its Insider Trading Compliance Officer (the "Compliance Officer"). The Insider Trading Compliance Committee (the "Compliance Committee") will consist of the Compliance Officer and the Investor Relations Officer. The Compliance Committee will review and either approve or prohibit all proposed trades by Section 16 Individuals and Designated Individuals in accordance with the procedures set forth in Section 7.
In addition to approving trades by Section 16 Individuals and Designated Individuals, the Compliance Committee's duties will include, but are not limited to, the following:
■Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures;
■Responding to inquiries relating to this policy and its procedures;
■Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities;

■Ensuring that all applicable federal and state insider trading laws, rules and regulations are monitored and enforced;
■Assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities including, without limitation, Forms 3, 4, and 5 and Schedules 13D and 13G;
■Revising this policy as necessary to reflect changes in federal and state insider trading laws and regulations;
■Maintaining records of all documents required by the provisions of this policy and keeping with the Company's records copies of all required SEC reports relating to insider trading including, without limitation, Forms 3, 4, and 5 and Schedules 13D and 13G; and
■Maintaining the accuracy of the list of Section 16 Individuals.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer's duties or the duties of the other member of the Compliance Committee in the event that the Compliance Officer or other Committee member is unable or unavailable to perform such duties.
4.Definitions.
4.1"Material" Information. Information about the Company or the Subsidiaries is "material" if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of information in the marketplace about the Company. Material information includes any information that could reasonably be expected to affect the price of Company securities. While it is impossible to identify all information that may be deemed material, the following types of information about the Company and the Subsidiaries are usually considered material:
■Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity;
■Projections of future earnings or losses, or other earnings guidance and strategic plans;
■Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
■Potential significant mergers, joint ventures, acquisitions or stock or asset purchases or sales;
■The gain or loss of contracts, customers, or finance sources that could reasonably be expected to have a material impact on the Company and the Subsidiaries;
■Important discoveries or significant changes or developments in products or product lines;
■The adoption or implementation of significant rate or pricing changes;
■Stock splits, public or private securities or debt offerings, or changes in Company dividend policies or amounts;

■Significant changes in upper-level management;
■Significant cybersecurity incidents;
■A change in auditors or notification that the auditor’s reports may no longer be relied upon;
■Significant labor disputes or negotiations; and
■Actual or threatened major litigation, or the resolution of such litigation.
4.2"Nonpublic" vs. "Public" Information. Material information is "nonpublic" if it has not been widely disseminated to the public through major newswire services, national news services, financial news services or a report filed or furnished with the SEC. For the purposes of this policy, information will be considered "public" after the close of trading on the second full trading day following the Company's widespread public release of the information.
4.3Guidance on Transactions. Any Insider who is unsure whether the information he or she possesses is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.
5.Prohibited Activities.
5.1Insiders. No Insider shall
■trade in Company securities while possessing material nonpublic information (defined in Sections 4.1 and 4.2) about the Company or the Subsidiaries;
■trade in Company securities during any special trading blackout periods designated by the Compliance Officer;
■"tip" or disclose material nonpublic information about the Company or the Subsidiaries to any outside person (including his or her family or friends, analysts, individual investors, and members of the investment community and news media), unless required as part of that Insider's regular duties for the Company and authorized by the Compliance Officer or Investor Relations Officer;
■give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company or the Subsidiaries, except that Insiders should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company; or
■trade in any security of any other company while possessing material nonpublic information about such company (defined in Sections 4.1 and 4.2 as applied to such other company) that was obtained in the course of his or her involvement with the Company.

5.2Section 16 Individuals and Designated Individuals. No Section 16 Individual or Designated Individual shall
■trade outside of the applicable trading windows described in Section 6.1;
■trade in Company securities (even during a trading window) while possessing material nonpublic information about the Company or the Subsidiaries; or
■trade in Company securities unless the trade is approved by the Compliance Committee in accordance with Section 7.
5.3Compliance Officer. The Compliance Officer shall not trade in Company securities unless the trade is approved by the other member of the Compliance Committee and the Chief Executive Officer in accordance with Section 7.
5.4Additional Prohibited Transactions. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this policy engage in certain types of transactions. Therefore, Insiders are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:
■Short-term trading. Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
■Short sales. Insiders may not sell the Company’s securities short;
■Options trading. Insiders may not buy or sell puts or calls or other derivative securities on the Company’s securities;
■Trading on margin or pledging. Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
■Hedging. Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
6.Trading Windows and Blackout Periods.
6.1Trading Window for Section 16 Individuals and Designated Individuals. After obtaining trading approval from the Compliance Committee in accordance with the procedures set forth in Section 7.1 or Section 7.2, as applicable, Section 16 Individuals and Designated Individuals may trade in Company securities only during the period beginning at the close of trading on the second full trading day after the Company's widespread public release of quarterly or year-end earnings and ending [7] days prior to the end of the next fiscal quarter. This Section 6.1 shall not apply to a Section 16 Individual's or Designated Individual’s exercise of options to purchase Company securities for cash.
6.2No Trading during Blackout Periods. No Insiders may trade in Company securities during any special blackout periods that the Compliance Officer may designate or as are designated in this policy. Furthermore, Insiders may not disclose to any outside party that a special blackout period has been designated. No Insiders may trade in Company securities for two full trading days immediately following the release by the Company of information relating to a significant event, whether by press release, conference call, SEC filings or other mass communication method.

6.3Exceptions for Hardship Cases. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section 7.3.
6.4Rule 10b5-1 Plans. The trading restrictions contained in Section 6.1 and 6.2 do not apply to transactions under a pre-existing written contract, instruction, or plan under Rule 10b5-1 under the Exchange (an "Approved 10b5-1 Plan") that meets the following requirements:
■the plan has been reviewed and approved by the Compliance Officer at least five business days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five business days in advance of being entered into);
■the plan provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time;
■the plan is entered into in good faith by the Insider, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Insider is not in possession of material nonpublic information about the Company; and, if the Insider is a director or officer, the 10b5-1 plan must include representations by the Insider certifying to that effect;
■the plan gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
■the plan is the only outstanding Approved 10b5-1 Plan entered into by the Insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).
No Approved 10b5-1 Plan may be adopted outside of an appropriate trading window or during a special blackout period, in each case as described in Section 6.1 and 6.2, respectively.
7.Procedures for Approving Trades by Section 16 Individuals, Designated Individuals and Hardship Cases.
7.1Section 16 Individual Trades. No Section 16 Individual may trade in Company securities until
■the person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade,
■the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade that (i) he or she is not in possession of material nonpublic information about the Company or the Subsidiaries and (ii) the proposed trade does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act, and

■the Compliance Committee has approved the trade and the Compliance Officer has certified the Committee's approval in writing.
7.2Designated Individual trades. No Designated Individual may trade in Company securities until
■the person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade,
■the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade that he or she is not in possession of material nonpublic information about the Company or the Subsidiaries, and
■the Compliance Committee has approved the trade and the Compliance Officer has certified the Committee's approval in writing.
7.3Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize a Section 16 Individual or Designated Individual to trade in Company securities outside of the applicable trading window due to financial hardship or other hardships only after
■the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade,
■the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade that he or she is not in possession of material nonpublic information concerning the Company or the Subsidiaries, and
■the Compliance Committee has approved the trade and the Compliance Officer has certified the Committee's approval in writing.
7.4No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer or Compliance Committee to approve any trades requested by Section 16 Individuals, Designated Individuals or hardship applicants. The Compliance Officer or Compliance Committee may reject any trading requests and/or revoke any previously approved trade requests at their sole reasonable discretion. If the trade approved pursuant to this Section does not occur on or before the proposed trade date, then pre-approval of the trade must be re-requested.
8.Disclosure of Material Nonpublic Information to Outsiders.
The disclosure of material nonpublic information about the Company or the Subsidiaries is generally forbidden as set forth in Section 5. In the event that material nonpublic information is disclosed to outsiders, the Company will take all necessary steps to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. If you become aware of the disclosure of material nonpublic information to an outsider, immediately report this to the Compliance Officer so that appropriate measures can be taken to ensure the confidentiality of the information. All inquiries from outsiders regarding material nonpublic information about the Company and the Subsidiaries must be forwarded to the Compliance Officer or the Investor Relations Officer.

9.Potential Civil, Criminal and Disciplinary Sanctions.
9.1Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5,000,000, and serve a jail term of up to twenty years. Substantial civil and criminal penalties may also be imposed upon the Company and/or the supervisors of the person violating the rules.
9.2Company Discipline. Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee, or their Family Members or Controlled Entities, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.
9.3Reporting of Violations. Any Insider who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the other Compliance Committee member and the Company's legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.
10.Inquiries.
Please direct all inquiries regarding any of the provisions or procedures of this policy to the Chief Financial Officer.

Exhibit A
SECTION 16 INDIVIDUALS

J. Allen Fine
James A. Fine, Jr.
W. Morris Fine
Tammy F. Coley
David L. Francis
Richard M. Hutson II
Elton C. Parker, Jr.
James E. Scott
James H. Speed, Jr.